SCHEDULE 14A
                     SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant     [ ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

Name of Registrant as Specified in Its Charter:

Universal Health Realty Income Trust

Name of Person(s) Filing Proxy Statement:

Culinary Workers Union, Local 226

Payment of Filing Fee (check the appropriate box)

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.

[Preliminary] Proxy Statement

For release to shareholders    4/23/99

Culinary Workers Union Local 226
1630 S. Commerce Street
Las Vegas, Nevada  89102
(702) 387-7064 tel.
(702) 385-1197 fax.

   VOTE FOR OUR SHAREHOLDER PROPOSAL TO ENSURE INDEPENDENT
TRUSTEES AT UNIVERSAL HEALTH REALTY INCOME TRUST

Annual Meeting of Shareholders
Universal Health Realty Income Trust
May __ 1999, __a.m.
King of Prussia PA

Dear Trust shareholders:

     Please vote for our shareholder proposal to prevent conflicts-of-interest among the so-called "independent" trustees of the Trust. The only way to vote for this proposal may be the enclosed proxy card.

     We own Trust stock and also represent employees of the Trust's primary "Advisor", Universal Health Services ("UHS")<F1>
UHS is also the Trust's primary tenant.


     We believe the best way to ensure all transactions between the Trust and UHS are fair to shareholders is to have a majority of trustees be truly independent of UHS.

     We question whether such independence is achieved by the current Declaration of Trust, the document governing the Trust. A majority of trustees are currently deemed "independent" under the Declaration, but the Declaration defines this term in an interesting way.

     Thus for many years (until 12/98), Michael Walker was an "independent" trustee -- but he was CEO of Genesis Health Ventures, which had on its board of directors the CEO of UHS (Alan Miller). Miller even served on the Genesis compensation committee which set Walker's pay.

     "Independent" trustee James Dalton, Jr. is the CEO of Quorum
Health Group: his company is involved in a 3-hospital joint venture with UHS in the Las Vegas area.

     Relationships with UHS like these could obviously make it harder for a trustee to say "no" to demands made on the Trust by UHS.



_______________
<F1> For more information, see section below entitled
"Proxy Solicitation."

     UHS saw its annual net income grow by over 175% from 1994 thru 1998; while the Trust's net income increased by only two-tenths of one percent in the same period.<F2> Obviously many factors affect the profitability of the two companies. We in no way suggest trustees made improper decisions -- that would require analyzing data to which we do not have access.

     We feel shareholders should not have to
worry in the least that trustees are favoring UHS at the Trust's expense because of trustees' outside business relationships with UHS.

TEXT OF PROPOSAL AND CURRENT DECLARATION OF TRUST

     Please support the following proposal to avoid conflicts-of-interest among independent trustees overseeing the
Trust:

     WHEREAS, under the current Declaration of Trust, a majority of trustees must be "Independent Trustees", and a majority of Independent Trustees must approve the Trust's agreement with its Advisor (UHS), which is also the Trust's primary tenant;

     AND WHEREAS the term "Independent Trustee" is currently defined by the Declaration to allow such trustees to be major suppliers or customers of UHS, or executives of major suppliers or customers or joint venturers of UHS, or executives of companies which have UHS officers on their own boards, including even these boards' executive compensation committees;

     WHEREFORE, shareholders recommend that trustees support amending section 1.4(l) of the Declaration to read as follows: "'Independent trustee' shall mean a trustee who (i) is not an Affiliate of the Advisor and personally performs no services for the Trust except as trustee; and (ii) in the last 3 years has not personally engaged in (or served as an officer, director, general partner, employee, or trustee of any business entity which engaged in) any of the following:
     (a) being in a partnership or joint venture with the Advisor or Trust; or (b) having on its own governing board any executive of the Advisor or Trust; or (c) buying from or selling to the Advisor or Trust more than $10,000 in goods, services or property in any year."

Compare this to the existing language of the Declaration of Trust. Section 1.4(l) provides: "'Independent Trustee' shall mean a Trustee who, in his individual capacity, (i) is not an Affiliate of the Advisor and (ii) does not perform any services for the Trust except as Trustee." This definition is further
________________________
<F2> Annual net income was as follows (in mil.):
     1998      1997      1996      1995      1994
Trust 14.3     14.0      14.2      13.6      14.3
UHS   79.6     67.3      50.7      35.5      28.7
narrowed by the Declaration (section 1.4(c)) defining "Affiliate" to ignore suppliers, contractors, consultants, customers, joint venturers, and other business relationships which might make the trustee feel beholden to UHS:

"'Affiliate' shall mean, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such person, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, general partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person (excluding trustees who are not otherwise an Affiliate of such Person)."

SUMMARY OF RELATIONSHIP BETWEEN THE TRUST AND UHS

     In 1998, UHS subsidiaries were the principal tenants of 7 of the 9 hospitals owned by the Trust. The UHS leases accounted for 75% of the Trust's total revenues for the 5 years ended 12/31/98.

     The Trust's officers are all also UHS officers. The Advisory
Agreement between the Trust and UHS is renewable annually, subject to approval by a majority of independent trustees. The
Trust paid UHS $1.1 million for advisory services in FY 1997.

        Currently, 4 of the 6 trustees are are deemed
"independent" under the current declaration of trust. A seventh trustee, Mr. Walker, resigned as trustee in December, 1998. We do not have information suggesting trustees other than Mr. Dalton would be affected by our proposal.

     More information about the trustees and the relationship between UHS and the Trust is contained in the Trust's latest proxy statement at pp. ___, incorporated herein by reference.

VOTING PROCEDURE AND IMPLEMENTATION OF PROPOSAL

     IT IS POSSIBLE THAT MANAGEMENT'S PROXY CARD WILL NOT INCLUDE
OUR PROPOSAL. WHILE WE HAVE ASKED MANAGEMENT TO INCLUDE IT,
MANAGEMENT DID NOT RESPOND. IT IS POSSIBLE THE ENCLOSED CARD WILL
BE THE ONLY WAY YOU CAN VOTE FOR THIS PROPOSAL.

     We will keep all cards we receive confidential until the meeting, unless ordered otherwise by a court.

     IF YOU HAVE ALREADY VOTED, YOU CAN CHANGE YOUR VOTE. Only the latest-dated proxy card is counted. Any proxy may be revoked prior to being counted at the meeting by (1) signing and dating a new proxy card; or (2) appearing at the meeting to vote; or (3) sending a written revocation to the proxyholder: the Company's address is 367 South Gulph Road, King of Prussia PA 19406, (610) 265-0688 (tel).

     Passage of the proposal will require a favorable vote by a majority of stock represented at the meeting. We intend to mail this statement to a majority of voting power of the stock.

     The proposal is non-binding. If all trustees or all but one approve, it would be submitted for shareholder ratification; under the Declaration, approval by a majority of shares eligible to vote is required. The proposal leaves the timing of implementation to board discretion: we expect the board would time this so as not to force any existing trustees to resign, but no assurances can be offered as to future board decisions in this regard. It is possible that introduction of, voting upon or adoption of the proposal might positively or negatively impact the relationship between the Trust and UHS.

     The enclosed proxy card grants no discretionary authority: we will vote solely as you instruct us. If matters come before the meeting which are not set forth in this proxy statement or management's proxy statement (which we do not anticipate), then we will not vote your shares on these matters. If you sign the enclosed card but do not instruct us how to vote, we will vote your shares FOR our proposal and not vote in the trustees' election. We incorporate herein by reference the discussion in management's proxy statement of voting requirements, record date and outstanding securities.


PROXY SOLICITATION

             This solicitation is conducted by Culinary Local 226, which owns 56 shares in the Trust. Culinary has interests in UHS activities beyond its UHT stock ownership: Culinary represents over 40,000 employees in Las Vegas, including approximately 100 employees at UHS' Valley Hospital. Culinary is negotiating with UHS for a new agreement. Culinary has petitioned to compel arbitration over a grievance concerning UHS's failure to apply the agreement to Desert Springs Hospital after a majority of Desert's unit employees designated Culinary as their representative. No work stoppage or picketing has occurred. Culinary does not ask for your support in these matters, and does not believe them relevant to how you should vote as a Trust shareholder. Neither hospital is owned by the Trust. Regardless of the outcome of labor matters, Culinary will vote each proxy card it receives in accordance with the shareholder's instructions. Culinary has not offered to trade its shareholder activities for labor concessions. Such shareholder activities may have no effect on labor relations, or propel settlement, or so anger management as to prevent settlement. Culinary will bear all
solicitation costs (anticipated at    $7500    ) and will not
seek reimbursement from the Company. It intends to solicit proxies by mail, fax, phone, e-mail and meetings using regular staff.

OTHER MATTERS SET FOR SHAREHOLDER VOTE

     We incorporate by reference the information in management's proxy statement on other matters before the shareholders for a vote.

EXECUTIVE COMPENSATION/STOCK OWNERSHIP OF MANAGEMENT,
TRUSTEES AND 5% OWNERS/ELECTION OF TRUSTEES

     Information on these matters is contained in management's proxy statement (pp. ______, incorporated by reference herein).

FUTURE SHAREHOLDER PROPOSALS

     You can contact us if you wish further information with
respect to shareholder rights in making proposals.  The
deadline for shareholders to submit proposals for inclusion in
management's     proxy statement in 2000 will be December __,
1999.

PLEASE RETURN THE ENCLOSED PROXY TODAY

For more information, contact our Research Analyst, John Canham-
Clyne, at (702) 387-7064

   PROXY SOLICITED BY CULINARY LOCAL 226
FOR 1999 SHAREHOLDERS MEETING OF
UNIVERSAL HEALTH REALTY INCOME TRUST

     The undersigned shareholder hereby appoints John Canham-Clyne as proxy, with full power of substitution, to vote for the undersigned at the 1999 annual meeting of the Trust's shareholder, and any adjournments thereof. The undersigned directs this proxy be voted in accordance with the instructions herein and grants no discretionary voting authority. If not marked otherwise, this proxy will be voted FOR the shareholder proposal and not voted in the election of trustees.

I. SHAREHOLDER PROPOSAL TO ENSURE INDEPENDENCE OF TRUSTEES

[ ] FOR

[ ] AGAINST

[ ] ABSTAIN

II. ELECTION OF TRUSTEES

Nominees of management: ____________

[ ] FOR all nominees

[ ] WITHHOLD AUTHORITY for all nominees

Instruction: To withhold authority to vote for election of one or more of the nominees above, mark FOR above and cross out the name(s) of the nominees for which you wish to withhold authority.


III. [OTHER MATTERS FOR SHAREHOLDER VOTE]

[ ] FOR

[ ] AGAINST

[ ] ABSTAIN
PLEASE SIGN, DATE, and PROMPTLY RETURN. PERSONS SIGNING IN
REPRESENTATIVE CAPACITY SHOULD INDICATE AS SUCH. IF SHARES ARE
HELD JOINTLY, BOTH OWNERS SHOULD SIGN.

Signature __________________________ Date _________